Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of August 21, 2024, by and among Cantor EP Holdings, LLC, Cantor Fitzgerald, L.P., CF Group Management, Inc. and Howard W. Lutnick (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Cantor Equity Partners, Inc., as of August 21, 2024, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: August 21, 2024	CANTOR EP HOLDINGS, LLC

	By:	/s/ Howard W. Lutnick
		Name:	Howard W. Lutnick
		Title:	Chairman and Chief Executive Officer

Date: August 21, 2024	CANTOR FITZGERALD, L.P.

	By:	/s/ Howard W. Lutnick
		Name:	Howard W. Lutnick
		Title:	Chairman and Chief Executive Officer

Date: August 21, 2024	CF GROUP MANAGEMENT, INC.

	By:	/s/ Howard W. Lutnick
		Name:	Howard W. Lutnick
		Title:	Chairman and Chief Executive Officer

Date: August 21, 2024		/s/ Howard W. Lutnick
Howard W. Lutnick

[Signature Page to Joint Filing Agreement to Schedule 13D dated August 21, 2024 filed by Cantor EP Holdings, LLC, Cantor Fitzgerald, L.P., CF Group Management, Inc. and Howard W. Lutnick – Cantor Equity Partners, Inc.]